EXHIBIT 8

SCHEDULE OF TRANSACTIONS

Name of Account	Date of Transaction	Nature of Transaction	Quantity of Shares	Price Per Share
Clearlake Capital Partners IV (AIV-Jupiter), L.P.	12/15/2023	Sale	5,626	$11.8517	(1)
Clearlake Capital Partners IV (AIV-Jupiter) USTE, L.P.	12/15/2023	Sale	208	$11.8517	(1)
Clearlake Capital Partners IV (Offshore), L.P.	12/15/2023	Sale	562	$11.8517	(1)
Clearlake Capital Partners V, L.P.	12/15/2023	Sale	12,870	$11.8517	(1)
Clearlake Capital Partners V (USTE), L.P.	12/15/2023	Sale	862	$11.8517	(1)
Clearlake Capital Partners V (Offshore), L.P.	12/15/2023	Sale	6,420	$11.8517	(1)

(1)
The price is a weighted average price of all shares of Common Stock held of record by CCPIV, CCPIV USTE, CCPIV Offshore, CCPV, CCPV USTE and CCPV Offshore sold by the Reporting Persons’ broker on December 15, 2023. These shares of Common Stock were sold in multiple transactions at prices ranging from $11.83 to $11.865, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares of Common Stock sold at each separate price within the range set forth in this footnote.